Exhibit 10.24

PRIVATE AND CONFIDENTIAL

Richard Flint

Date: 30th June 2021

Dear Richard;

We are pleased to present you with the attached contract of employment, terms of which are laid out within. Highlights and additional terms are provided below:

SALARY – Your annual base salary will be £425,000 per year, paid in accordance with the company’s standard payroll practices as outlined in the attached contract.

BONUS – You will participate in the company’s Annual Incentive Plan (AIP). Your annual Target award will be 60% of Base Salary. The AIP is based on company performance, and can be based on other factors such as individual performance. Your 2021 bonus will be prorated in accordance with your start date within the Fiscal Year.

LONG-TERM INCENTIVE – You will be eligible to participate in the company’s Long-Term Incentive Program as approved by the Board of Directors. Your target grant value will equal 75% of your annual base salary and you will receive a three-year grant (i.e., three times your annual target grant value) issued in USD at a 12-month average exchange rate. This grant formula results in a valuation award of $1,276,000. The timing of the initial grant will be as approved by the Board of Directors. Grants are comprised of 50% time based restricted stock units (“RSUs”) and 50% performance based RSUs. Your RSUs will be issued in Common Units and Series A Preferred Units, generally aligned to the current ratio of outstanding Common and Series A Preferred Units. Your grant is subject to your signing award agreements as issued by the company.

Your employment with Claire’s European Services Limited (“Company”) – Additional Terms

1.	Relocation Expenses

1.1

Subject to the terms of this letter, given yours’ and your family’s relocation to the UK for the purposes of your employment as EVP, President of Europe of the Company, the following arrangements have been agreed between the Company and you to apply for a period of 24 months commencing on July 26th (“Commencement Date”) (such period to be defined as the “Relocation Period”):

(a)

Whilst your principal place of work shall remain as specified in your employment contract with the Company (“Employment Contract”), you shall be permitted to travel to and work in the Netherlands for up to one week per month. The Company agrees to cover the cost of two return economy flights from UK to the Netherlands each month for you for this purpose during the Relocation Period.

(b)

The Company shall reimburse you for the cost of your two children’s private school fees whilst they are attending school in the Netherlands, subject to a cap of £50,000 net for both children per year (pro-rated to the expiry date of the Relocation Period).

Claire’s
Unit 4, Bromford Gate. Bromford Lane. Birmingham B24 8DW
T: +44 (0) 121.682.8000	F: +44 (0) 121.682 8049	www.claires.co.uk

(c)

The Company shall reimburse the cost of your lease of a flat in Birmingham subject to a cap of £2,500 per month for a period of 18 months. This reimbursement will be grossed up to account for taxation requirements.

(d)

The Company shall provide you with financial reimbursement in respect of the costs associated with the purchase of a permanent residence for you in or near Birmingham, capped at £25,000 (“Relocation Support Payment”), within the Relocation Period of 24 months. This reimbursement will be grossed up to account for taxation requirements as applies.

2.	Repayment

2.1	You shall repay the Company to the extent permitted under the applicable laws as follows:

(a)	If you cease employment during the “Relocation Period” or within 3 months after the “Relocation Period” 100% of the Relocation Support Payment shall be repaid.

(b)	If you cease employment more than 3 months but no more than 6 months after the “Relocation Period”, 66% of the Relocation Support Payment shall be repaid.

(c)	If you cease employment more than 6 months but no more than 9 months after the “Relocation Period”, 33% of the Relocation Support Payment shall be repaid.

Thereafter, no repayment shall be required.

3.	General

3.1	Any sums payable by virtue of this letter will:

(a)	be subject to such deductions (including but not limited to tax and national insurance) as the Company is required by law to deduct;

(b)	be payable at such time and in such manner as is determined by the Company;

(c)	not be taken into account when calculating your basic salary or pension contributions.

3.2

Your employment remains subject to the terms of your Employment Contract. You shall cease to be entitled to the payments and benefits referenced in this letter once your employment with the Company has terminated (whether by the Company or you).

3.3

This letter shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits for all purposes in connection with this letter to the exclusive jurisdiction of the English courts.

Yours sincerely,

Ryan Vero

CEO

For and on behalf of the Company.

I agree to the terms of the retention bonus set out in this letter:

Signed:	/s/ Richard Flint	/s/ Jordana Kammerud
	Richard Flint	Signed on behalf of the Company
J. Kammerud, CHRO
	Date: 6/30/2021	6/30/2021

Claire’s
Unit 4, Bromford Gate. Bromford Lane. Birmingham B24 8DW
T: +44 (0) 121.682.8000	F: +44 (0) 121.682 8049	www.claires.co.uk

CONTRACT OF EMPLOYMENT

CLAIRE’S EUROPEAN SERVICES LIMITED

DATE OF AGREEMENT – 30th June 2021

PARTIES

(1)	CLAIRE’S EUROPEAN SERVICES LIMITED whose registered office is at Unit 4, Bromford Gate, Bromford Lane, Erdington, Birmingham, West Midlands B24 8DW (“We”, “us” or the “Company”)

(2)	RICHARD FLINT of Van Eeghenstraat 29 Hs, Oud Zuid, Amsterdam, 1071 ET (“You”)

(A)	This Agreement sets out the terms and conditions that apply to your employment with us.

(B)	The final section of the Agreement sets out definitions and general provisions that apply throughout the Agreement.

(C)	You confirm that by entering into this Agreement and working for us that you are not in breach of any obligation to any third party or of any court order.

(D)	You confirm that, before this Agreement comes into force, you have disclosed to us in writing details of all previous criminal convictions which are not spent.

1.	THE APPOINTMENT

1.1

You are employed by us as EVP, President of Europe You will commence this position effective from July 26, 2021. No previous employment will count towards your period of continuous employment with the Company.

1.2

The Company can make reasonable changes to your job title or the capacity in which you are employed or your duties and responsibilities. This may include you having to perform new or additional duties and responsibilities or having you work for other Group Companies. You currently report to the CEO (“line manager”) but we can also change the person to whom you report.

1.3

You agree that you will carry out whatever duties and functions, exercise whatever powers and comply with whatever instructions in connection with our business as the Company may reasonably decide and use your best endeavours to promote our interests.

1.4

You agree to comply with all of our rules, regulations, policies and procedures (together the “Policies”), which are non-contractual and may be varied or removed by the Company (at is sole discretion) at any time. These Policies include particulars of leave you may be entitled to take (paid or otherwise and subject to the terms set out from time to time) in addition to your contractual entitlement under this Agreement. To the extent that there is any conflict between the terms of this Agreement and the Policies, this Agreement will prevail.

1.5

You are expected to engage in our in-house training programme and other training opportunities provided to you. Details of the training offered by us to employees at the Company and how to participate is available from the Company’s HR team.

1.6

You must immediately give to the Company (in writing if required) all information, explanations and assistance that the Company may request in connection with your employment or our business or affairs.

1.7	You warrant that you are entitled to work in the United Kingdom without any additional approvals You will notify us immediately if this position changes during your employment.

1.8	You must comply with any restrictions that the Company may impose on you. In particular, you must not without the Company’s written consent:

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CONTRACT OF EMPLOYMENT

1.8.1	incur any capital expenditure or liability on our behalf in excess of the authorisation limits that have been set for you by the Company; and

1.8.2

enter into on our behalf any commitment, contract or arrangement that is not in the normal course of business or outside the normal scope of your duties or is of an unusual, onerous or long-term nature.

2. HOURS OF WORK

2.1

The business core hours are 09:00 to 17:30. You are required to work for 40 hours per week with a half an hour lunch break each day, but you must work such additional hours or days that we may reasonably require of you. You are not entitled to overtime payment or time off in lieu of hours worked outside your normal hours.

2.2	Unless you are absent due to illness, accident or holiday, you must devote as much of your time, attention and skill to our business as is reasonably required by the Company.

2.3

The parties acknowledge that as a senior manager that the duration of your working time is not measured or predetermined or can be determined by you. Nevertheless, to the extent that the Working Time Regulations 1998 may govern your working hours, you agree that if we need you to do so that you will work in excess of an average 48 hour working week and that you therefore agree to opt-out of the 48 hour average limit set out in those Regulations. If the law in future permits, you agree that your average working hours should be measured against whatever reference period that we may reasonably determine should apply.

3.	PLACE OF WORK

3.1

Your normal place of work is Unit 4 Bromford Gate, Bromford Lane, Birmingham, B24 8DW, but we can require you to work elsewhere within the United Kingdom or Europe if this is reasonably necessary for the performance of your duties. This includes working at or from any of our stores or elsewhere.

3.2	You will be required to travel in the UK, Europe or worldwide as part of your duties.

3.3

You agree that you will comply with any reasonable request from us to relocate your principal residence if we want to vary your normal place of work. In those circumstances, you will be eligible for any financial or other relocation assistance in accordance with any relocation policy in place.

3.4	For the purposes of Part I of the Employment Rights Act 1996, it is not expected that you will be required to work outside the United Kingdom for more than one consecutive month at a time.

4.	SALARY

4.1	Your gross basic annual salary is £425,000 per annum. This accrues daily and is payable in equal monthly instalments in arrears on or before the 21st day of each calendar month.

4.2	The pay period runs from the 9th of one month to the 8th of the following month.

4.3	Your salary will be reviewed not less than annually by the Company but we are not under any obligation to increase it.

5.	BONUS

5.1	You are eligible to participate in a bonus scheme that applies to you. Details of this will be provided separately.

6.	EXPENSES

We will repay you for all business expenses that are properly and reasonably incurred and claimed by you in accordance with our expenses policy. Expense claims must be supported by whatever receipts or vouchers that we may require.

6.1	If we make a company credit card available to you, you must:

6.2	Take good care of it and immediately report if it is lost or stolen;

6.3	Only use the card for our business and in accordance with any applicable policy; and

6.4	Surrender it immediately on request of the Company.

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CONTRACT OF EMPLOYMENT

7.	COMPANY CAR/CAR ALLOWANCE

7.1	You are entitled to a company car/car allowance to the value of £10,000.00 per annum. The allowance accrues daily and is payable in equal monthly instalments in arrears with your monthly salary.

7.2	If you have opted to take a car allowance, this is not treated as part of your salary for any purpose and shall not be pensionable.

7.3	You must comply with the provisions of any company car policy that we operate and must take good care of the car and ensure that you comply with the terms of any insurance policy affecting the car.

7.4	You shall:

7.4.1	be responsible for payment of all fines incurred for traffic offences and parking fines;

7.4.2	notify us of any accidents involving the car (whether or not these take place while you are on business);

7.4.3

return the car, its keys and all documents relating to it to our registered office or such other place as we may reasonably stipulate immediately on the termination of your employment howsoever arising or on you becoming no longer legally entitled to drive.

7.5

You will immediately inform us if you are convicted of a driving offence or disqualified from driving. On disqualification you will cease to be entitled to receive any car allowance or be required to immediately return the Company car (whichever is applicable).

8.	PENSION

We operate on an auto-enrolment pension scheme. Details of this will be provided separately.

9.	OTHER BENEFITS

9.1	Detail of the benefits you are entitled to receive (the “Schemes”) will be provided by the Company’s compensation and benefits team.

9.2	Participation and entitlement to benefits under any of the Schemes is subject to:

9.2.1	the terms of the relevant scheme as amended from time to time;

9.2.2	the rules or policies as amended from time to time of the relevant Scheme provider;

9.2.3	acceptance by the relevant Scheme provider; and

9.2.4	acceptance by the relevant Scheme provider.

9.3

We will only be obliged to make payments to you or, as the case may be, your eligible dependants under any Scheme where we have received payment from the insurance provider for that purpose. If an insurance provider refuses to provide any benefit to you or, as the case may be, your eligible dependents based on its own interpretation of the terms and/or rules of the relevant Scheme (or otherwise), we will not be liable to provide you with any replacement benefit or pay any compensation in lieu of that benefit.

9.4

In our sole and absolute discretion, we reserve the right to discontinue, vary or amend any of the Schemes (including the provider and/or level of provided under any Scheme) at any time and on reasonable notice to you.

9.5	Any other benefit provided to you shall, unless otherwise agreed in writing, be at our absolute discretion and we may at any time, withdraw or vary the terms of any such benefit as we see fit.

9.6

You agree that we will not be under any obligation to continue your employment under this Agreement so that you may continue to receive any benefits provided under it. In particular (but not limited to) we will be entitled to terminate your employment under this Agreement despite any rights which you may have to participate in and/or obtain benefits under any permanent health insurance scheme operated by us from time to time. You agree that you will have no entitlement to compensation or otherwise from us and/or any Group Company for the loss of any such entitlements and/or benefits.

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CONTRACT OF EMPLOYMENT

9.7

You may also be entitled to other benefits which we choose to offer from time to time on a discretionary basis. These benefits do not form part of your contract of employment and we may replace or withdraw such benefits or amend the terms of such benefits at any time. Details are available from the Company’s compensation and benefit team.

10.	HOLIDAYS

10.1

Our holiday year runs from 1st February to 31st January. You are entitled to 33 days paid holiday per year. This total includes the usual public holidays in England and Wales. In the years your employment starts or finishes, your holiday entitlement will be calculated on a pro- rata basis rounded up to the nearest half day. Your holiday entitlement is inclusive of your statutory holiday entitlement under the Working Time Regulations 1998 (WTR). Any paid holidays (including paid public holidays) taken in a holiday year will be deemed to have first been taken in satisfaction of your statutory holiday entitlement

10.2

Your holiday entitlement is inclusive of your statutory holiday entitlement under the WTR. Any paid holidays (including paid public holidays) taken in a holiday year will be deemed to have first been taken in satisfaction of your statutory holiday entitlement.

10.3

You must comply with the Company holiday scheme when booking holidays. Holidays may not be carried forward from one holiday year to the next without the approval of your line manager or as required by law. There is no pay in lieu of untaken holiday at the end of the holiday year.

10.4

We may decide whether any holiday that you have taken forms part of your WTR holiday entitlement or non-WTR holiday entitlement. Unless we decide otherwise, it is assumed that WTR holidays are taken before non-WTR holidays.

10.5	On completion of two full years’ service, holiday entitlement increases by one day per year up to a maximum of 36 days.

10.6

You will have no entitlement to any payment in lieu of accrued untaken holiday except on termination of your employment. Subject to clause 10.7 below, the amount of any such payment in lieu will be an amount equal to 1/260 of your salary for each untaken day of entitlement in the holiday year your employment terminates.

10.7	In the event that you leave the business, we reserve the right to pay only WTR holiday pay that has been accrued but not taken.

11.	INCAPACITY

11.1

If you are unable to work due to your health, you must notify your line manager, as soon as possible on your first day of absence and then keep us informed in accordance with the terms of our sickness policy or as we may request.

11.2

For any absence, you must complete a self-certification form on your return to work. For any absence in excess of seven continuous days, you must also produce medical certification to us covering the whole duration of that absence.

11.3

If you are unable to work due to your health then (provided that you have complied with this clause and our sickness policy) you are eligible to receive discretionary company sick pay, the maximum amount of which is set out in the non-contractual Company Sick Pay scheme applicable to you. Details of this can be obtained from HR. Any payment of company sick pay in these circumstances is inclusive of statutory sick pay.

11.4

If you are eligible to receive social security sickness benefit or any other state benefits as a result of your health, then any Company sick pay made to you by us under this section may (at the Company’s sole discretion) be reduced by the amount of that benefit.

11.5

You agree that you will at any time (at the request of the Company) undergo a medical examination performed by a doctor appointed and paid for by us and that you authorise the Company to have unrestricted access to any report or reports produced as a result of that examination. For the avoidance of doubt, if the doctor considers you unfit for work your only entitlement to remuneration will be sick pay under clause 11.3.

11.6	Save where the Board determines in its absolute discretion otherwise, no sick pay except for any statutory sick pay, will be payable for any period where you:

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11.6.1

are subject to any investigation or process for your conduct or performance or you are potentially at risk of redundancy and which could result in the imposition of a warning, dismissal or other sanction (including any performance measure); or

11.6.2

refuse on request to obtain a medical report from your GP or any other person responsible for your clinical care and/or to attend a medical examination by our appointed doctor and provide your medical records to that doctor.

11.7

If your sickness or injury appears due to actionable negligence, nuisance or breach of any statutory duty on the part of a third party and damages are or may be recoverable, you will immediately notify the Board of the fact and of any claim, settlement or judgment made or awarded in connection with it, together with all relevant particulars that the Board may reasonably require. On request you agree to co-operate in any related legal proceedings. You will refund to us any damages or compensation which you receive and which relate to your loss of earnings for the period of your sickness or injury as reasonably determined by the Board, less any costs borne by you in connection the recovery of such damages or compensation, provided that the amount to be refunded will not exceed the total amount paid to you by us in respect of that period of your sickness or injury.

12.	GENERAL DUTIES

12.1

At all times during your employment (including any period of suspension or while on garden leave) you are subject to a duty of goodwill, trust and confidence, exclusive service and good faith towards us. These duties in particular require that you must not:

12.1.1	compete with the Group;

12.1.2	make preparations (during hours when you are required to work) to compete with the Group after your employment has terminated;

12.1.3	solicit business from customers or potential customers of the Group (except on behalf of the Group);

12.1.4	encourage employees to leave employment with the Group against the Group’s wishes; or

12.1.5	copy information relating to the Group for a purpose other than for the benefit of the Group.

12.2	During your employment you will:

12.2.1	devote the whole of your working time, attention and abilities to our business and the business of any Group Company, unless prevented by any incapacity;

12.2.2

faithfully and diligently exercise such powers and perform such duties as the Board may from time to time assign to you, together with such person or persons as the Board may appoint to act jointly with you;

12.2.3	omply with all reasonable and lawful directions given to you by us/the Board and observe in form and spirit any restrictions or limitations which may from time to time be imposed on you by the Board;

12.2.4	promptly make such reports to the Board in connection with our or any Group Company’s affairs on any matters and at any times as are reasonably required;

12.2.5	use your best endeavours to promote, protect, develop and extend our business and the business of any other Group Company (save where this causes a conflict with the Company’s interests).

12.3	We take a zero-tolerance approach to tax evasion. Accordingly, you must:

12.3.1	not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country;

12.3.2	immediately report to the Board, any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made; and

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12.3.3	at all times comply with our own internal policies , including our anti-facilitation of tax evasion policy, (as amended from time to time).

12.4

As a senior manager, you must notify the Company immediately if you become aware of or suspect any wrongdoing on the part of Group staff or contractors or any acts or omissions of third parties which might reasonably be expected to be harmful to the Group.

13.	OTHER INTERESTS

13.1

You must devote all of your time to the Group. You must not undertake any activity or do anything which might reasonably be expected to affect the full and proper performance of your duties without the Company’s prior agreement. Except with the prior consent of the Company (which can be withdrawn by us at any time) you must not undertake any other employment or hold any other office.

13.2

You confirm that you have informed the Company (and will continue to keep the Company informed) of any conflict that may exist between your (or your immediate family’s) interests and those of the Group.

13.3

You are not entitled to receive any discount, rebate, commission or other benefit from any third party in respect of business carried out by the Group (whether carried out by you or not) and you must immediately disclose to and account to us for any such benefit if you do receive it.

13.4	You must comply with our Group Code of Business Conduct, the Company’s UK anti-bribery policy and our gift policy at all times, copies of which can be obtained from HR.

13.5	You must comply with any relevant rules, regulations or procedures applicable to the Group if any company associated with the Group becomes listed on a recognised Investment Exchange.

14.	CONFIDENTIAL INFORMATION

14.1

During the course of your employment, you will be exposed to information that is secret, confidential or commercially-sensitive and which (if disclosed or used for purposes other than those of the Group) could cause significant harm to the Group. In this Agreement, that information is referred to as Confidential Information and includes without limitation:

14.1.1	The identity of the Group’s suppliers and the terms of trading agreed with them, including prices, payment terms and discounts negotiated

14.1.2	The Group’s plans for new business initiatives and expansion including details of potential new store locations and rental terms;

14.1.3	The personal addresses and contact details of staff together with their salaries and remuneration packages and details of the Group’s assessment of their skills and abilities;

14.1.4	The Group’s projections of fashion trends and details of future merchandise to be stocked and:

14.1.5	The Group’s financial information, results and forecasts (save to the extent these are included in published audited accounts)

14.1.6	The Group’s investors, shareholders and stakeholders and the Group’s plans for any flotation, listing, sale, acquisition, merger, financing, borrowing or comparable activity.

14.2

You must not directly or indirectly use, disclose, communicate or permit to be used, communicated or disclosed (other than in the performance of your duties or as required by law) any Confidential Information. Disclosure includes publication of Confidential Information to any third party verbally, in writing or by electronic means including social networking sites (such as Face Book, Twitter, My Space), the internet (such as blogs or personal websites), by text or by email. This restriction applies both during the course of your employment and following its termination.

14.3	Clause 14.2 does not to apply to:

14.3.1	any use or disclosure authorised by the Board and/or as required by law;

14.3.2	any information which is already in or comes into the public domain other than through your unauthorised disclosure; and

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14.3.3	any protected disclosure within the meaning of s43A Employment Rights Act 1996; and

14.3.4	reporting a suspected criminal offence to the police or any other law enforcement agency or cooperating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

14.3.5	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

14.3.6

whether required to or not, making a disclosure to or cooperating with any investigation by HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); and/or

14.3.7	complying with an order from a court or tribunal to disclose or give evidence.

14.4	The provisions of this Agreement are without prejudice to any duties and obligations of confidentiality to which you may be subject at common law or equity.

14.5

You must not make or issue any press statement or give any interview to a journalist or publish or submit for publication any article relating directly or indirectly to the Group without the Company’s prior agreement or in the course of the normal performance of your duties.

14.6	You must not at any time make any untrue or misleading statement in relation to the Group.

14.7	You agree that you will:

14.7.1	use your best endeavours to prevent the unauthorised publication, disclosure or copying of any Confidential Information;

14.7.2	inform the Board immediately if you become aware or suspect that any person, company or organisation knows or has used any Confidential Information; and

14.7.3	return to the Board all Confidential Information and Copies immediately on request.

15.	INTELLECTUAL PROPERTY

15.1

You will promptly disclose to us full details of any Invention and/or Works (including, without limitation, any and all computer programs, photographs, plans, records, drawings and models) which you (whether alone or with any other person) originate, make, conceive, create, develop, write or devise at any time during your employment (whether during normal working hours or at the premises of the Company or otherwise). You will treat all Inventions and Works as Confidential Information of the Company.

15.2	You acknowledge that as our employee, property and Intellectual Property Rights in such Inventions and Works belong to us. To the extent not already vested in us by operation of law:

(i)

You will hold all Intellectual Property Rights in such Inventions and/or Works and any materials embodying the same on trust for us until any rights to such Inventions and/or Works have been fully and absolutely vested in us in accordance with the remaining provisions of this clause 15;

(ii)	subject to sections 39-43 of the Patents Act 1977, you will assign to us all patents and rights to apply for patents or other appropriate forms of protection in each Invention throughout the world;

(iii)

you assign to us with full title guarantee by way of present and future assignment all copyright, design rights and other proprietary intellectual property rights (if any) for their full terms throughout the world in respect of the Works; and

(iv)

you will execute any document necessary to assign to us any rights referred to under this clause 15 and at our request and expense, do all things necessary or desirable (including entering into any agreement which we reasonably require) to vest such rights in us including without limitation applying and joining in with us in applying for any protection for or registration of any such rights to enable us and/or any Group Company and/or any nominee of us or any Group Company to obtain the full benefit and/or substantiate our rights and/or those of any Group Company under this clause 15.

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15.3

You acknowledge and agree that the patenting and exploitation of any Invention will be at our sole discretion. You will not apply to register any Intellectual Property Right in your own name or do anything which would impact on the validity of any Intellectual Property Right obtained or to be applied for by us, any Group Company and our and/or their nominee at any time during your Employment.

15.4

You irrevocably and unconditionally waive in favour of us any and all present and future moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and to the extent permitted by applicable law any other similar rights provided for under the laws now or in future in force in any part of the world for any Work, the rights in which are vested in the Company whether by clause 15.2 or otherwise.

15.5

You agree that you will not at any time during the course of your employment or after the termination date engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) “Claire’s Accessories”, “Claire’s”, “Icing” or incorporating any or all of those words.

16.	DISCIPLINE AND GRIEVANCE

16.1	You must comply with the Company’s disciplinary rules. Failure to do so is a serious breach of this Agreement.

16.2

The disciplinary rules applicable to you are contained in the Company’s disciplinary procedure, a copy of which can be obtained from HR. That procedure does not form part of this Agreement nor does it give rise to any contractual rights as between you and the Group.

16.3

If you have any grievance relating to your employment, you should raise it in accordance with our grievance procedure, a copy of which can be obtained from HR. That procedure does not form part of this Agreement nor does it give rise to any contractual rights as between you and the Group.

16.4

We have the right to suspend you with full pay and benefits (excluding commission and bonuses) at any time to allow us to conduct a disciplinary investigation or in any circumstances where your dismissal is being contemplated. Suspension may be for whatever period we consider necessary.

16.5

In exceptional circumstances where you are alleged to have carried out gross misconduct involving theft, fraud or dishonesty, we have the right to suspend you without pay and benefits to allow us to conduct a disciplinary investigation and disciplinary proceedings. If as a result of the investigation or proceedings, the allegations against you are found to be unsubstantiated, your pay and benefits will be re-instated retrospectively for the period of suspension.

17.	NOTICE

17.1	The period of written notice required from you or us to terminate your employment will be six months.

17.2

If you resign without giving the correct notice we may deduct an amount from your final salary and/or accrued holiday pay equivalent to the amount of salary you would have received in the period of notice that was due from you but not given or worked to reflect the loss that we will suffer in having to recruit and/or pay staff to cover the period of notice which you failed to work.

18.	TERMINATION WITHOUT NOTICE AND GARDEN LEAVE

18.1

We may terminate your employment immediately and without any entitlement to notice and with no liability to make any further payment to you (other than amounts which have accrued due to the date of termination) in all appropriate circumstances, included but not limited to where you:

18.1.1	are guilty of gross misconduct or gross negligence (including, without limitation any examples of gross misconduct set out in our disciplinary or house rules)

18.1.2

commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuse or neglect to comply with any reasonable and lawful directions given by us and/or the Board;

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18.1.3

without reasonable cause, you neglect, omit or refuse to perform all or any of your duties or obligations under this agreement or to observe and perform the provisions of this agreement to the reasonable satisfaction of the Company

18.1.4

you act in a manner whether during or outside the course of your duties under this Agreement that in the reasonable opinion of the Company the business, operation, interests or reputation of the Company or the Group are or are likely to be, prejudicially affected

18.1.5

you commit any criminal offence (including in particular any offence involving dishonesty or violence) other than an offence which does not in the opinion of the Company affect your position under this agreement;

18.1.6	you commit an offence under any statutory enactment or regulation relating to insider dealing (whether that enactment was passed in the United Kingdom or United States of America)

18.1.7	you become bankrupt or make or attempt to make any composition with your creditors;

18.1.8

you are guilty of any deliberate act of discrimination, harassment or victimisation on grounds of age, disability, gender reassignment, marriage & civil partnership, race, religion or belief, sex or sexual orientation;

18.1.9

you are in the opinion of a medical practitioner physically or mentally incapable of performing your duties and you may remain so for more than three months and the medical practitioner has given a medical opinion to the Board to that effect; or

18.1.10	you cease to be eligible to work in the United Kingdom.

18.2

During any period of notice, and provided that we continue to pay your basic salary and provide the contractual benefits in the usual way (subject to the terms of this Agreement and the terms of any Schemes) until the termination of your employment, then we are entitled at our absolute discretion during the remaining period of your notice period (or any part of such period) to place you on garden leave. This means that we may require you:

18.2.1	not to carry out all or part of your duties or to exercise your powers or responsibilities under this Agreement or to require you to carry out alternative duties;

18.2.2	to resign immediately from any offices you may hold with the Group;

18.2.3	not to attend your place of work or any other Group premises;

18.2.4	not to make contact with any employees, suppliers or customers of the Group except as directed by us;

18.2.5

to return to us all documents, computer disks and other property (including summaries, extracts or copies) belonging to the Group or to its or their customers or suppliers (and to provide any passwords necessary to access these);

18.2.6	to work from your home and/or to carry out exceptional duties or special projects outside the normal scope of your duties and responsibilities; and/or

18.2.7	to take or not to take all or part of any outstanding holiday during your garden leave.

18.3

Nothing in this Agreement shall prevent us from terminating your employment on grounds of ill- health even though at the time your employment terminates you have not exhausted your full sick pay entitlement and even though the termination of your employment may affect your entitlement to any insurance-related benefits.

19.	OBLIGATIONS ON TERMINATION

19.1	On the termination of your employment (however arising) or if earlier, at the start of a period of garden leave you will on request:

19.1.1

immediately resign without compensation from any directorships in the Company or any Group Company or from any position which you hold as a trustee in relation to the business of the Company or any Group Company;

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19.1.2

transfer without payment to us or as we may direct, any shares or other securities held by you in the Company or any Group Company as nominee or trustee for us or any Group Company and deliver to us the related certificates;

19.1.3

irretrievably delete any information relating to our or any Group Company’s business stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside our premises;

19.1.4

inform us of all passwords, passcodes, PIN numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any Group Company.

19.2	You agree to update any social media profile you may have so as not to misrepresent that you are employed by or in any way associated with the Company and/or any Group Company.

19.3

On termination of your employment (or earlier if requested), you will immediately return to us all Group property in your possession or control (without keeping any copies). This obligation extends to any copies, drafts, notes, extracts or summaries (however stored or made) of all documents and software which relate to the Group’s business (including any passwords needed to access these). If you have storied or copied any of the Group’s data or information relating to the Group on a computer, personal organiser, mobile phone or other electronic storage device which does not belong to the Group then you must immediately delete that data or information and confirm to the Group on request that you have done so.

19.4

Nothing in this Agreement shall give rise to any right to compensation for loss of any rights or benefits under any share option, long-term incentive plan or equivalent scheme (including without limitation stock options and/or any diminution in value or losses arising out of loss of options) in which you may be eligible to participate save as otherwise provided in the relevant scheme rules. Any such rules do not form part of this Agreement.

20.	CONFIDENTIALITY

The confidentiality provisions set out in clause 14 continue to apply to protect Confidential Information following the termination of your employment.

21.	RESTRICTIVE COVENANTS

21.1

Without prejudice to the other terms of this Agreement, you agree that following the termination of your employment for any reason whatsoever, you will be bound by and you will comply with the terms and conditions set out in Schedule 1 to this Agreement.

22.	DEFINITIONS

22.1	In this Agreement, the following words have the following meanings:

“Board” means our Board of Directors from time to time and any person or committee authorised by the Board to act as its representative for the purposes of this Agreement

“Group” means all or any of the Group Companies (including the Company where the context so requires or we so decide).

“Group Company” means Claire’s Accessories (UK) Ltd, Claire’s European Distribution Limited and its and their subsidiaries and holding companies and the other subsidiaries of that holding company (as those expressions are defined in the Companies Act 1985) together with any associated company (which means any other company in which we or our holding company or any subsidiary of ours or our holding company beneficially holds not less than 20% of the equity share capital).

“Intellectual Property Rights” means any patents, rights to Inventions, copyright and related rights, trade marks, service marks, trade names and business names, rights in get- up, goodwill, rights to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in domain names and URLs, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights

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to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

“Invention” means any know how, technique, process, improvement, invention or discovery (whether patentable or not) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your employment and which relates or could relate directly or indirectly to the Company’s or any Group Company’s businesses.

“Works” means all works including without limitation all copyright works or designs originated, conceived, developed or written by you alone or with others during your employment which relate to or could relate to the Company’s or any Group Company’s businesses.

“ WTR holidays” means holidays that are taken in accordance with your entitlement to a maximum of 28 days holiday under the WTR.

22.2	Any reference to a statutory provision includes all re-enactments and modifications of that provision and any regulations made under it or them.

22.3	The headings in this Agreement are for convenience only. They do not form part of this Agreement and do not affect its interpretation.

22.4	Any reference in this Agreement to you, if appropriate, includes your personal representatives.

22.5	Any reference in this Agreement to us includes any Group Company if the context requires or if we so decide.

23.	GENERAL PROVISIONS

23.1	Any provision in this Agreement which confers any rights or powers means those rights or powers as exercised by the Company from time to time.

23.2

The Company has the right to review, revise, amend or replace the contents of this contract or the company handbook, and introduce new policies and procedures from time to time reflecting the changing needs of the business. Details of any changes made will be published by HR from time to time, whether on the company network, notice-boards, by individual letters or otherwise. You must make sure that you keep yourself aware of any changes.

23.3	Any reference to any rule, regulation, policy, procedure or scheme means the rule, regulation, policy, procedure or scheme that is in force and as amended from time to time.

23.4

Any rule, regulation, policy, procedure or scheme referred to in this Agreement may be varied (in whole or part) or cancelled or terminated by us at any time if we have reasonable and proper cause for this. Although we will normally consult with you to try to reach your agreement first, we are not obliged to give any prior warning before making that variation, cancellation or termination nor are we under any obligation to compensate you for that variation, cancellation or termination, even if you are disadvantaged (financially or otherwise) as a result. We cannot commit ourselves to substituting a replacement rule, regulation, policy, procedure or scheme but, if we do provide a substitute, it may be on whatever terms we consider reasonably appropriate.

23.5

If any scheme provider (not limited to an insurance company) or other third party refuses for any reason to provide any benefit which is set out in this Agreement to you or if applicable to your spouse, civil partner, partner or children then we are not liable to provide any replacement benefit or compensation in lieu of that benefit. We may in our absolute discretion challenge any refusal by any scheme provider or other third party to provide benefits but, if we do, it is on condition that:

23.5.1	You take all proper measures to appeal against the refusal in accordance with any applicable scheme and meet all costs associated with that appeal

23.5.2	You co-operate fully with us and disclose all relevant personal information

23.5.3	If required, you attend a medical examination with one or medical practitioners selected and instructed by us; and

23.5.4	You indemnify us fully against all costs, expenses and claims incurred by us in connection with challenging that refusal

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23.6

Any provision of this Agreement which says that you must not do something means that you must not do it yourself or in any other way. You must not do it through others acting on your behalf or on your instructions or with your encouragement.

23.7	You agree to comply with all our policies and procedures including without limitation our email and internet policy and data protection policy.

23.8

Nothing in this Agreement confers any rights on your spouse, dependants, relatives or any third party except that for the purposes of the Contracts (Rights of Third Parties) Act 1999, the Group can enforce the restrictive covenants, confidentiality, intellectual property clauses and any other clause of this Agreement that purports to confer rights on the Group in relation to you.

23.9	Any delay by the Group in exercising any of its rights under this Agreement will not constitute a waiver of those rights.

24.	DEDUCTIONS

You authorise us at any time during your employment or following its termination to deduct from your wages (as that expression is defined in the Employment Rights Act 1996) any monies due from you to the Group, including without limitation the outstanding balance of any loan account; the cost of repairing any damage or loss to Group property caused by you; any overpayment of pay or holiday pay and any loss suffered by the Group as a result of any breach of contract, statutory duty or tort committed by you.

25.	CHANGE OF CONTROL

25.1

If the Company (or as appropriate, any Group Company) is at any time subject to a Change of Control (whether or not involving the liquidation of the Company) and you are offered employment by the successor or proposed successor to the Company or any Group Company on terms not materially less favourable overall than those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and you do not accept the offer within one month of it being made, you shall have no claim against the Company of any Group Company or successor to the Company or any Group Company in respect of termination of this Agreement and otherwise in relation to your employment with the Company.

25.2

For the purpose of this clause, a Change of Control shall occur whereby any person (or persons taken together), directly or indirectly, becomes the beneficial owner of more than 50% of the voting shares of the Company (or as appropriate, any Group Company) or whereby any person (or persons acting together) acquires the power, whether by contract or otherwise, to secure the affairs or otherwise take decisions unilaterally for the Company (or as appropriate, any Group Company) for example by having the ability to materially influence the management policies of the Company or influencing the appointment of members of the Board.

26.	DATA PROTECTION

26.1	You will keep us informed of any changes to your personal data, including name, address and bank details.

26.2

The Claire’s Privacy Notice (“Claire’s Privacy Notice”) sets out further details regarding how we will collect and process your personal data (but does not form part of this Agreement). We will also rely on lawful grounds for processing your personal data as set out in the Claire’s Privacy Notice.

26.3	By signing this Agreement, you confirm that you have read and understood the Staff Privacy Notice.

26.4

Our systems enable us to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring your compliance with our IT related policies) and for other business reasons, we may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring of our systems includes the ability to review the content of individual messages, emails or voicemails. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.

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26.5

You confirm that you shall, at all times, comply with all obligations imposed upon you under our data protection, information handling, privacy and IT security policies and procedures in each case from time to time in force. These can be obtained from the HR team. If you are unclear how the policies apply, or more generally, what you need to do to comply with the law on data protection, please speak to the HR team.

26.6

If you discover a data breach, you must notify your line manager urgently and, if practicable, within one hour, providing details on the circumstances of the breach. A data breach occurs where there is destruction, loss, alteration or unauthorised disclosure or access to personal data which is being held, stored, transmitted or processed in any way. For example, there is a data breach if our servers are hacked or if a laptop/USB stick is lost or an email is sent to the wrong person by mistake.

26.7

Failure to comply with your obligations under this clause 26 will in most circumstances be considered to be a serious disciplinary offence which may lead to disciplinary action against you (up to and including summary dismissal).

26.8	You should be aware that you may be criminally liable if you knowingly or recklessly disclose personal information outside our policies and procedures.

27.	Warranty

27.1

You represent and warrant to us that by entering into this Agreement or performing any of your obligations under it, you will not be in breach of any court order or arrangement, any express or implied terms of any contract and/or any other obligation, restriction or undertaking and you undertake to indemnify us and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which we and/or any Group Company may incur as a result of any such breach.

28.	RIGHT TO SEARCH

28.1	You may be required to carry out searches of staff in accordance with our Stop and Search policy. In doing so, you must comply with that policy at all times.

28.2	For security, you may be required to have your personal belongings searched. If you refuse, this may be treated as gross misconduct.

29.	COLLECTIVE AGREEMENTS

There are no collective agreements with trade unions that directly affect your terms and conditions of employment.

30.	Entire Agreement

30.1

This Agreement and the relocation side letter from the Company to you (dated on or around the date of this Agreement) set out the entire agreement and understanding between the parties and supersede and extinguish all prior agreements, promises, assurances, warranties, representations, understandings and/or arrangements between them, whether written or oral, relating to their subject matter.

31.	Variation

31.1	No purported variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

32.	Counterparts

32.1

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

33.	NOTICE

33.1

A notice given to a party under or in connection with this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it and sent by one of the following methods:

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33.1.1	hand delivery;

33.1.2	first class or special (or other recorded) delivery pre-paid post; or email

33.1.3	email

34.	PRIOR AGREEMENTS

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) between the Group and you all of which are deemed to have been terminated by mutual consent.

35.	GOVERNING LAW AND JURISDICTION

35.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

35.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Signed by /s/ Jordana Kammerud J. Kammerud, CHRO

For and on behalf of Claire’s European Services Limited

/s/ Richard Flint

Signed by Richard Flint

Date:    6/30/2021

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Schedule 1

(Post termination restrictions)

1.	Definitions and interpretation

1.1	In this Schedule 1, the definitions and rules of interpretation in clause 22.1 apply.

1.2	In addition, the following definitions below apply:

“Business” means the business of the Company and/or any Group Company, or any part of such a business, in respect of which you had been materially concerned at any time during the Protected Period.

“Capacity” means you directly or indirectly, acting alone or jointly, with or on behalf of any other person, holding any position (whether employed or engaged) or otherwise providing any services (including but not limited to you being a director, officer, employee, worker, consultant, contractor, adviser, partner, principal, agent or volunteer) and whether for your own benefit or that of any other person.

“Client” means any person who was a client of the Company and/or any Group Company at any time during the Protected Period and with whom you had material personal dealings at any time during the Protected Period.

“Garden Leave Period” means the time during any period of notice in which the Company placed you on garden leave.

“Interest” means:

1.2.1	the direct or indirect provision of any financial assistance and/or

1.2.2	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures);

save for the ownership, for passive investment purposes only, of not more than 5% of the issued ordinary shares of any person.

“Key Employee” means any person who at any time during Protected Period was employed or engaged by the Company and/or Group Company and with whom you had material dealings at any time during the Protected Period and:

1.2.3	who reported to you at any time during the Protected Period;

1.2.4	who acquired influence over any Clients and/or Prospective Clients and/or Suppliers during the Protected Period by reason of having been employed or engaged by the Company and/or any Group Company.

1.2.5	who held a senior managerial, sales, marketing, technical or supervisory role at any time during the Protected Period; and/or

1.2.6	who could otherwise materially damage the Company and/or Group Companies’ interests if they were involved in any Capacity in any person that competes or is proposing to compete with the Business.

“Prospective Clients” means any person who at any time during the Protected Period was engaged in negotiations with the Company and/or any Group Company with a view to obtaining goods or services from the Company and/or any Group Company and with whom you had material personal dealings at any time during the Protected Period.

“Protected Period” means the 12 month period immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period

“Restricted Area” means the territories in which the Business operated at any time during the Protected Period, including but not limited to England, Scotland, Wales, Northern Ireland, Eire, France, Spain, Germany, Austria, Belgium, Netherlands, Portugal, Czech Republic, Poland, Hungary, Luxembourg, Switzerland, Italy.

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“Suppliers” means any person who supplied goods or services to the Company and/or any Group Company on terms other than those generally available to another purchaser in the market at any time during the Protected Period, whether by reason of exclusivity (whether de facto or contractually obliged) price or otherwise, and with whom you had material personal dealings at any time during the Protected Period.

“Termination Date” means the date on which your Employment terminates however caused.

2.	Non-Compete

2.1

During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not be employed or engaged in any Capacity by any person to the extent that your activities for or on behalf of such person shall be:

2.1.1	in competition with the Business within the Restricted Area; and/or

2.1.2	preparing to compete with the Business within the Restricted Area.

2.2	During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not hold any Interest in any person which is:

2.2.1	in competition with the Business within the Restricted Area; and/or

2.2.2	preparing to compete with the Business within the Restricted Area.

3.	Clients

3.1	During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:

3.1.1

solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or any Group Company, the custom or business of any Client; and/or

3.1.2

solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a Client to reduce or vary the terms upon which it deals with the Company and/or any Group Company or otherwise cause the value of the Company and/or any Group Company’s arrangement with the Client to be diminished; and/or

3.1.3	deal with or supply any Client.

4.	Prospective Clients

4.1	During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:

4.1.1

solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or any Group Company, the prospective custom or business of any Prospective Client; and/or

4.1.2

solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a Prospective Client to reduce or vary the prospective terms upon which it may deal with the Company and/or any Group Company or otherwise cause the prospective value of the Company and/or any Group Company’s prospective arrangement with the Prospective Client to be diminished; and/or

4.1.3	deal with or supply any Prospective Client.

5.	Key Employees

5.1	During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity:

5.1.1

solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) any Key Employee to terminate their employment or engagement with the Company and/or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing; and/or

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5.1.2

solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) any Key Employee to renegotiate their terms of employment or engagement with the Company and/or any Group Company; and/or

5.1.3	offer (or endeavour, procure, assist or facilitate the offering of) any employment and/or engagement to any Key Employee.

6.	Team Moves

6.1

If, at any time during the two year period prior to the Termination Date, two or more Key Employees leave the employment of the Company and/or any Group Company and take up employment or engagement with the same person, where such person is also:

6.1.1	in competition with the Business within the Restricted Area; and/or

6.1.2	preparing to compete with the Business within the Restricted Area,

you shall not, at any time during the 12 months following the last date on which such Key Employee was employed and/or engaged by the Company and/or any Group Company, be employed or engaged in any way with that person to the extent any of your activities for such person will likely be in competition with, or preparing to compete, with the Business within the Restricted Area.

7.	Suppliers

7.1	During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:

7.1.1

solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or Group Company, the supply of any goods or services from any Supplier; and/or

7.1.2

solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) the Supplier to reduce or alter the terms or quantity of supply to the Company and/or any Group Company or otherwise cause the value of the Company and/or any Group Company arrangement with the Supplier to be diminished; and/or

7.1.3	deal with or accept the supply of any goods or services from any Supplier, where such supply is likely to be the detriment of the Company and/or any Group Company.

8.	Disclosure

8.1

You undertake that if you are offered and/or agree to take up a position in any Capacity by any person during your employment with the Company and/or before the expiry of the last of the covenants in this Schedule, you will immediately:

8.1.1	disclose a copy of these restrictions to that person; and

8.1.2	notify the Company of the offer of a position and identity of such person.

8.2

You undertake that if any person at any time seeks to induce you to breach the provisions in this Schedule, during your employment with the Company and/or before the expiry of the last of the covenants in this Schedule, you will immediately disclose full details of such information to the Company.

8.3

Following the termination of your employment, you shall not hold yourself out or permit any person to hold you out as being in any way still connected with or interested in the Company or any Group Company.

9.	General

9.1

You agree that the restrictions contained in this Schedule shall also apply to your use of any social networking sites and/or professional networking sites, regardless of whether such accounts are held by you personally, held by you in the course of your employment and/or engagement with the Company and/or Group Company or otherwise held by you in any other Capacity for any other person.

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9.2

You acknowledge and accept that you have had the opportunity to take independent professional advice. You warrant that you believe the covenants contained within this Schedule to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

9.3

Notwithstanding the above, you agree that each of the restrictions in this Schedule 1 are intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

9.4

You have given the undertakings in this Schedule 1 to the Company as trustee for itself and each Group Company in respect of whom you have been concerned in any Business. You agree that each such Group Company may enforce the benefit of each such undertaking. You shall, at the request and expense of the Company, enter into direct undertakings with any such Group Company which correspond to the undertakings in this Schedule.

9.5

You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

9.6

You agree that if the Company transfers all or any part of its business to any other person (“Transferee”), the restrictions contained in this Schedule shall, with effect from the date of you becoming an employee of the Transferee, apply to you as if:

9.6.1	references to the Company include the Transferee, and references to any Group Companies were construed to include group companies of the Transferee;

9.6.2

references to Clients, Prospective Clients, Key Employees and Suppliers of the Company include the Transferee, and references to any Group Companies were construed to include group companies of the Transferee, and you will, if so required, enter into an agreement with the Transferee containing post termination restrictions corresponding to those restrictions in this Schedule.

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